As filed with the Securities and Exchange Commission on December 15, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PERASO INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	77-0291941
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Sullivan

Chief Financial Officer

Peraso Inc.

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blake Baron, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor
New York, NY 10022

Tel: (917) 546 7709

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2022

PRELIMINARY PROSPECTUS

3,675,000 Shares of Common Stock issuable upon exercise of the Purchase Warrants

This prospectus relates to the resale of up to an aggregate of 3,675,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of the purchase warrants (“Purchase Warrants”) by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Selling Stockholder”), that were issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated November 28, 2022, between the Company and the Selling Stockholder.

We will not receive any proceeds from the sale of the Common Stock covered by this prospectus by the Selling Stockholder. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the Selling Stockholder. See “Use of Proceeds.”

The Selling Stockholder may sell all or a portion of the Common Stock covered by this prospectus from time to time in market transactions through any market on which our shares of Common Stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.” On December 12, 2022, the last reported sale price of our Common Stock was $1.05.

Investing in our shares of Common Stock involves a high degree of risk. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We and the Selling Stockholder are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus or in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the Selling Stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references to “Peraso,” “we,” “our,” “us” or the “Company” in this prospectus mean Peraso Inc. and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, and the documents incorporated by reference herein, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, in the documents incorporated by reference herein. Some of the statements in this prospectus and in the documents incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Peraso Inc., together with its subsidiaries (“Peraso,” the “Company,” “we,” “our” or “us”), is a fabless semiconductor company focused on the development and sale of: i) semiconductor devices and modules based on our proprietary semiconductor devices and ii) performance of non-recurring engineering, or NRE, services and licensing of intellectual property, or IP. Our primary focus is the development of millimeter wavelength, or mmWave, wireless technology, for the 60 Gigahertz, or GHz, spectrum and for 5G cellular networks, or 5G. Our mmWave products enable a range of applications, such as 5G with low latency and high reliability, as well as multi-gigabit, mmWave links over 25 kilometers. Our mmWave product address consumer applications, such as wireless video streaming and untethered augmented reality and virtual reality, or AR/VR. We also have a line of memory-denominated integrated circuits for high-speed cloud networking, communications, security appliance, video, monitor and test, data center and computing markets that deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs.

Business Combination

We were formerly known as MoSys, Inc., or MoSys. On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into an Arrangement Agreement, or the Arrangement Agreement, with Peraso Technologies Inc., or Peraso Tech, a privately-held corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech, or the Peraso Shares, including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement, or the Arrangement, under the Business Corporations Act (Ontario). On December 17, 2021, following the satisfaction of the closing conditions set forth in the Arrangement Agreement, the Arrangement was completed, and we changed our name from MoSys to “Peraso Inc.” and began trading on The Nasdaq Stock Market, or the Nasdaq, under the symbol “PRSO.” Certain previous shareholders of Peraso Tech elected to convert their common stock of Peraso Tech into exchangeable shares in 2864555 Ontario Inc., one of our wholly-owned subsidiaries. These exchangeable shares, which can be converted into Common Stock of ours at the option of the holder, are similar in substance to our Common Stock.

Our Products

We are a fabless semiconductor company specializing in the development of millimeter wave, or mmWave, which is generally described as the frequency band from 24 Gigahertz, GHz, to 300GHz, wireless technology. We derive revenue from selling our 60GHz and 5G semiconductor devices and modules and performance of non-recurring engineering services. We also manufacture and sell high-performance memory semiconductor devices for a wide range of markets and receive royalties from licensees of our memory technology.

Our primary business focus is on the development and sale of our mmWave wireless technology. mmWave is generally described as the frequency band from 24 GHz to 300 GHz. There are two industry standards that incorporate mmWave technology for wireless communications: (1) IEEE 802.11ad/ay; and (2) 3GPP Release 15-17 (commonly referred to as 5G). PerasoTech has developed and continues to develop products that conform to these standards. To date, we have not sold a minimal amount of 5G products.

mmWave ICs

Our first mmWave product line operated in the 60 GHz band and conformed to the IEEE 802.11ad standard. This product line included a baseband IC, several variations of mmWave radio frequency, or RF, ICs, as well as associated antenna technology. The second product line is currently in development and addresses the 5G mmWave opportunity. Given our extensive experience in the development of mmWave technology, 5G mmWave, is a logical adjacent market.

The first market that was targeted was the 60GHz IEEE 802.11ad market. Our 60GHz IEEE802.11ad products had two very important advantages over traditional 2.4GHz / 5GHz Wi-Fi products: very high data rates (up to 4.5 Gb/s) and low latency (less than 5ms). The first application that had traction was outdoor broadband. This included applications such as point-to-point, or PtP, backhaul links or fixed wireless access using point-to-multipoint links, or PtMP. Products using the 60GHz band are for this market. Since the spectrum is unlicensed (free), wireless carriers can provide services without having to spend significantly on wireless spectrum. We are a leading supplier of semiconductors in the PtP and PtMP markets. We are currently shipping to leading equipment suppliers in this space, as well as directly to service providers who are building their own equipment. We believe we bring certain advantages to the market. First, our products support the spectrum from 66 GHz to 71 GHz. These are often referred to as channels 5 and 6 in the 802.11ad/ay specifications. The key advantage in supporting these channels is that the signals are able to propagate much further than channels 1-4; this is a result of significantly lower oxygen absorption at frequencies above 66 GHz. To date, our customers have achieved links in the range of 25 kilometers, which is substantially longer than any 60 GHz links in the past.

In the indoor area, the 802.11ad technology is ideal for high speed, low latency video applications. In an indoor situation, our products can support 3 Gb/s links with under 5ms of latency. Example applications include:

●	AR/VR links between the headset and the video console;

●	USB video cameras for corporate video conferencing;

●	Wireless security cameras; and

●	Smart factory safety and surveillance.

We are a leader in the manufacturing of mmWave devices and have pioneered a high-volume mmWave production test methodology using standard low cost production test equipment. It has taken us several years to refine performance of this production test methodology, and we believe this places us in a leadership position in address operational challenges of delivering mmWave products into high-volume markets.

Modules

In the second half of 2021, we augmented our business model to produce and sell complete mmWave modules. The primary advantage provided by a module is the silicon and the antenna are integrated into a single device. A differentiating characteristic of mmWave technology is that the RF amplifiers must be as close as possible to the antenna to minimize loss. By providing a module, Peraso can guarantee the performance of amplifier/antenna interface which simplifies the RF design engineering, facilitating more opportunities for new companies that have not provided RF type systems as well as shortening the time to market for new products. It is possible for third parties to provide module products, but, because we have significant, proprietary mmWave antenna IP, we can provide a highly-competitive solution as we own and produce the module components.

Acceleration and other IC products

Our memory products comprise our Accelerator Engine ICs, which include our Bandwidth Engine and quad-partition rate SRAM memory ICs.

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that was designed to be a high-performance companion IC to packet processors and is targeted for high-performance applications where throughput is critical. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our high-speed serial interface technology, or SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial interface with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 6.5 billion memory accesses per second externally and 12 billion memory accesses per second internally, which we believe is more than three times the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Our customers that design Bandwidth Engine ICs onto the line cards in their systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

●	provide up to four times the performance;

●	reduce power consumption by approximately 50%;

●	reduce cost by greater than 50%; and

●	result in a dramatic reduction in IC pin counts on the line card.

Our Bandwidth Engine 2 IC products contain 576 megabits, or Mb, of memory and use a SerDes interface with up to 16 lanes operating at up to 12.5Gbps per lane. We have been shipping our Bandwidth Engine 2 IC products since 2013. We expect these products to be a significant revenue source for the foreseeable future.

Our Bandwidth Engine 3 IC products contain 1152Mb of memory and use a SerDes interface with up to 16 lanes operating at up to 25Gbps per lane. Our Bandwidth Engine 3 ICs target support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400 Gbps for ingress, egress and oversubscription applications. The devices provide benefits of size, power, pin count, and cost savings to our customers.

QPR

Our quad partition rate, or QPR, family of low cost, ultra-high speed SRAM memory devices optimized for FPGA-based systems. Our QPR memory technology features an architecture that allows for parallel accesses to multiple partitions of the memory simultaneously and allows access of up to 576 bits per read or write cycle. The QPR device includes four independent partitions per input/output and each partition functions as a stand-alone random-access SRAM. The high-performance interface, larger density and the multiple partitions work together to support multiple independent functional blocks within an FPGA with one QPR device. Our MSQ220 and MSQ230 QPR devices are ideally suited for random-access applications. We also offer an optional FPGA RTL memory controller to simplify the interface to its high capacity 567Mb or 1Gb devices. We also offer an RTL memory controller that presents an SRAM-like interface to simplify the QPR design effort.

The target applications are FPGA-based and include a broad range of markets, including test and measurement, 5G networks, router, switching, security, computational storage, database acceleration, Big Data, aerospace and defense, advanced video, high-performance computing, machine learning and AI and other data-driven areas.

LineSpeed Flex PHYs

Our LineSpeed Flex family of 100G physical interface layer (PHY) devices are designed to support industry standards and includes gearbox, multi-link gearbox and high density clock data recovery, or retimer devices

Summary of Risk Factors

Our business and this offering are subject to numerous risks and uncertainties, discussed in more detail in the following section. These risks include, among others, the following key risks:

Risks Related to this Offering

●	You will experience immediate and substantial dilution as a result of this offering as well as immediate dilution in the net tangible book value per share of the Common Stock purchased in the offering.

●	Resale of our Common Stock in the public market may cause the market price of our Common Stock to fall.

●	There may be future sales of our Common Stock, which could adversely affect the market price of our Common Stock and dilute a stockholder’s ownership of Common Stock.

●	You may experience future dilution as a result of future equity offerings.

●	A substantial number of shares of our Common Stock may be sold in this offering, which could cause the price of our Common Stock to decline.

●	Future sales of our Common Stock could cause our stock price to decline.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal corporate offices are located at 2309 Bering Drive, San Jose, California 95131. Our telephone number is (408) 418-7500. The address of our website is www.peraso.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

The Offering

Issuer	Peraso Inc.

Shares offered	3,675,000 shares of Common Stock issuable upon the exercise of the Purchase Warrants

Shares of common stock outstanding prior to this offering	14,073,912 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholder. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholder. See “Use of Proceeds.”

Nasdaq Capital Market symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.”

Risk factors	Investment in our Common Stock involves a high degree of risk and could result in a loss of your entire investment. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our Common Stock.

Unless otherwise indicated, the number of shares of our Common Stock outstanding prior to this offering is based on 14,073,912 shares of Common Stock outstanding as of December 9, 2022, and excludes as of such date:

●	9,106,876 shares of Common Stock issuable upon the exchange of exchangeable shares;

●	1,504,678 shares of Common Stock issuable upon exercise of outstanding stock options;

●	1,370,088 shares of Common Stock issuable upon vesting of restricted stock units;

●	1,438,946 shares of Common Stock available for future issuance under the Amended and Restated 2019 Stock Incentive Plan;

●	33,125 shares of Common Stock issuable upon exercise of warrants dated July 2017 at $47.00 per share;

●	100,771 shares of Common Stock issuable upon exercise of warrants dated October 2018 at $2.40 per share;

●	1,150,000 shares of Common Stock issuable upon exercise of Pre-Funded Warrants at $0.01 per share; and

●	3,675,000 shares of Common Stock issuable upon exercise of Purchase Warrants at $1.36 per share.

Additionally, unless otherwise stated, all information in this registration statement:

●	reflects all currency in United States dollars.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will issue under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from exercises of Warrants for cash, if any.

On November 28, 2022, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which, among other things, we issued Purchase Warrants to the Selling Stockholder to purchase up to 3,675,000 shares of our Common Stock with an initial exercise price of $1.36 per share of Common Stock, exercisable beginning six months and one day from the date of the Purchase Agreement (the “Initial Exercise Date”) for a period of five years from the Initial Exercise Date, subject to certain limitations and conditions set forth in the Purchase Warrants. The shares of our Common Stock that may be issued under the Purchase Warrants may be issued to the Selling Stockholder at its discretion from time to time, subject to certain limitations and conditions set forth in the Warrants.

The Selling Stockholder generally has the right to control the timing and amount of exercises of Purchase Warrants for cash, if any. Sales of our Common Stock, if any, by the Selling Stockholder will depend upon, among other things, market conditions and other factors to be determined by the Selling Stockholder. The Selling Stockholder may ultimately decide to sell all, some or none of the shares of our Common Stock that may be available for potential resale. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Common Stock to decrease.

Because the Selling Stockholder has the right, under certain circumstances, to exercise the Purchase Warrants on a cashless basis (and the exercise price thereunder is subject to adjustment, as discussed in more detail below), it is not possible for us to predict, as of the date of this prospectus and prior to any such exercises, the number of shares of Common Stock that we will issue to the Selling Stockholder under the Purchase Agreement, the exercise price per share that the Selling Stockholder will pay for shares upon exercise of the Purchase Warrants, or the aggregate gross proceeds that we will receive from those exercises by the Selling Stockholder under the Purchase Agreement, if any.

In addition, the Selling Stockholder will not be required to acquire any shares of our Common Stock if such acquisition would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then issued and outstanding Common Stock.

The issuances of Common Stock to the Selling Stockholder upon exercise of Purchase Warrants will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

If and when the Selling Stockholder exercises its Purchase Warrants, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, issuances to the Selling Stockholder upon exercise of Purchase Warrants could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the issuance of a substantial number of shares of our Common Stock to the Selling Stockholder, or the anticipation of such issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

If and when the Selling Stockholder elects to sell shares of our Common Stock upon exercise of the Purchase Warrants, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from shares of Common Stock issued to the Selling Stockholder following its exercise of Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from the issuance of shares of Common Stock to the Selling Stockholder following its exercise of Purchase Warrants for cash, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

There may be future sales of our Common Stock, which could adversely affect the market price of our Common Stock and dilute a stockholder’s ownership of Common Stock.

The sale of our Common Stock resulting from (a) exercise of any options or vesting of restricted stock units granted to executive officers and other employees under our equity compensation plan and (b) of any warrants, and other issuances of our Common Stock could have an adverse effect on the market price of the shares of our Common Stock. Other than the restrictions set forth in the section titled “Plan of Distribution,” we are not restricted from issuing additional shares of Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of Common Stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of Common Stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our Common Stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our Common Stock and dilute their stock holdings in us.

Potential volatility of the price of our Common Stock could negatively affect your investment.

We cannot assure you that there will continue to be an active trading market for our Common Stock. Historically, the stock market, as well as our Common Stock, has experienced significant price and volume fluctuations. The closing market price for our Common Stock has varied between a high of $5.07 on December 22, 2021, and a low of $1.05 on December 12, 2022, in the twelve-month period ended December 12, 2022. During this time, the price per share of Common Stock has ranged from an intra-day low of $1.03 per share to an intra-day high of $5.19 per share. Market prices of securities of technology companies can be highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our Common Stock trades to unsustainably high levels, it is likely that the market price of our Common Stock will thereafter experience a material decline. As a result of fluctuations in the price of our Common Stock, you may be unable to sell your shares at or above the price you paid for them. In addition, if we seek additional financing, including through the sale of equity or convertible securities, such sales could cause our stock price to decline and result in dilution to existing stockholders.

In addition, the stock markets in general, and the markets for semiconductor stocks in particular, have experienced significant volatility that has often been unrelated to the financial condition or results of operations of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our Common Stock.

Under our certificate of incorporation, our board of directors may issue up to a maximum of 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of Common Stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

If we fail to maintain compliance with the continued listing requirements of the Nasdaq Stock Market, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock currently trades on the Nasdaq Stock Market under the symbol “PRSO.” This market has continued listing standards that we must comply with in order to maintain the listing of our Common Stock. The continued listing standards include, among others, a minimum bid price requirement of $1.00 per share and any of: (i) a minimum stockholders’ equity of $2.5 million; (ii) a market value of listed securities of at least $35.0 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the last three fiscal years. Our results of operations and fluctuating stock price directly impact our ability to satisfy these continued listing standards. In the event we are unable to maintain these continued listing standards, our Common Stock may be subject to delisting from the Nasdaq Stock Market.

If we were to be delisted, we would expect our Common Stock to be traded in the over-the-counter market which could adversely affect the liquidity of our Common Stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Common Stock;

●	a reduced amount of analyst coverage

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

PRIVATE OFFERING OF PURCHASE WARRANTS

On November 28, 2022, we entered into the Purchase Agreement with the Selling Stockholder pursuant to which we agreed to offer and sell to the Selling Stockholder, in a registered direct offering, an aggregate of 1,300,000 shares (the “Shares”) of Common Stock at a negotiated purchase price of $1.00 per Share. We also offered and sold to the Selling Stockholder pre-funded warrants to purchase up to 1,150,000 shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock at the Selling Stockholder’s election. Each Pre-Funded Warrant is exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant was $0.99, and the exercise price of each Pre-Funded Warrant is $0.01 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Shares, the Pre-Funded Warrants and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) were offered by us pursuant to an effective shelf registration statement on Form S-3 (No. 333-258386), which was declared effective by the SEC on August 9, 2021, and a corresponding prospectus supplement, dated November 28,2022.

In a concurrent private placement, we sold to the Selling Stockholder warrants (the “Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 3,675,000 shares of Common Stock (the “Purchase Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”). The Purchase Warrants will be exercisable beginning six months and one day from the date of the Purchase Agreement (the “Initial Exercise Date”) at an exercise price of $1.36 per share and will expire on the five-year anniversary of the Initial Exercise Date.

The Purchase Warrants will be exercisable on a “cashless” basis if at any time they are exercised there is not an effective registration statement for the resale of the Purchase Warrant Shares in place, or there is not a current resale prospectus then available.

The exercise price and number of Warrant Shares will be subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants.

The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Selling Stockholder and customary indemnification rights and obligations of the parties. The closing of the offering occurred on November 30, 2022 (the “Closing Date”), once the customary closing conditions were met. We received gross proceeds of approximately $2.45 million in connection with the offering, before deducting placement agent fees and related offering expenses.

From the date of the Purchase Agreement until six months after the Closing Date, the Selling Stockholder has a right to participate in subsequent financings by us up to an amount equal to 30% of the total amount of such financing by giving notice of the exercise of such right on the third trading day after which the Selling Stockholder receives notice of the proposed financing.

From the date of the Purchase Agreement until 90 days after the Closing Date, the provisions of the Purchase Agreement generally prohibit us from issuing or agreeing to issue shares of Common Stock or Common Stock equivalents other than under equity compensation plans, outstanding rights to acquire Common Stock or Common Stock equivalents, or in connection with certain strategic transactions.

Pursuant to the terms of the Purchase Agreement, we are also prohibited from (i) entering into an “ATM” offering, that is an offering of Common Stock into the existing trading market for our Common Stock at a price or prices related to the then-market price of the Common Stock, within six months after the date of the Purchase Agreement and (ii) issuing or agreeing to issue shares of Common Stock or Common Stock equivalents that are variable until the earlier of 12 months after the date of the Purchase Agreement or the date the Purchaser no longer holds any Warrants.

The Purchase Warrants and the Purchase Warrant Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”), instead were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of Warrant Shares on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Selling Stockholder. Under the Registration Rights Agreement, the Company was required to file a registration statement within 15 calendar days after signing the Registration Rights Agreement to register the Purchase Warrant Shares for resale by the Selling Stockholder. The Company’s failure to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to monetary penalties.

The Benchmark Company, LLC acted as the sole placement agent (the “Placement Agent”) on a “best efforts” and exclusive basis, in connection with the offering. The Placement Agent was entitled to a cash fee of 7.0% of the gross proceeds paid to the Company for the Shares and the Warrants and reimbursement of certain out-of-pocket expenses.

The foregoing summaries of the Pre-Funded Warrants, the Purchase Warrants, the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. Copies of the form of Purchase Agreement, the Registration Rights Agreement, the form of Pre-Funded Warrant and the form of Purchase Warrant were attached as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to our Current Report on Form 8-K filed with the SEC on November 30, 2022, which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholder. We expect that the Selling Stockholder will sell their shares of Common Stock as described under “Plan of Distribution.”

DIVIDEND POLICY

To date, we have paid no cash dividends on our shares of Common Stock and we do not expect to pay cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our Common Stock will be in the form of appreciation, if any, in the market value of their shares of Common Stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our Common Stock will be at the discretion of our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and preferred stock:

●	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;

●	our certificate of incorporation, as it may be amended or restated from time to time; and

●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of this prospectus, our authorized capital stock currently consists of 140,000,000 shares, which are divided into two classes consisting of 120,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

As of December 9, 2022, there were 14,073,912 shares of Common Stock outstanding and 1 share of Series A special voting preferred stock outstanding. As of December 9, 2022, there were outstanding 9,106,876 exchangeable shares exchangeable for 9,106,876 shares of Common Stock, 1,504,678 shares of Common Stock issuable upon the exercise of outstanding stock options, 1,370,088 shares of Common Stock issuable upon the vesting of outstanding restricted stock units, 1,438,946 shares of Common Stock available for future issuance under the Amended and Restated 2019 Stock Incentive Plan, warrants to purchase up to 33,125 shares of Common Stock with an exercise price of $47.00 per share, warrants to purchase up to 100,771 shares of Common Stock with an exercise price of $2.40 per share, Pre-Funded Warrants to purchase up to 1,150,000 shares of Common Stock with an exercise price of $0.01 per share and Purchase Warrants to purchase up to 3,675,000 shares of Common Stock with an exercise price of $1.36 per share.

Common Stock

At December 9, 2022, there were 14,073,912 shares of Common Stock outstanding and held of record by 49 stockholders. The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our Common Stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of Common Stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our Common Stock or other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our Common Stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Series A Special Voting Preferred Stock

On December 15, 2021, we filed the Certificate of Designation of Series A Special Voting Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware to designate Series A Special Voting Preferred Stock (the “Special Voting Share”) in accordance with the terms of the Arrangement Agreement in order to enable the holders of exchangeable shares to have their voting rights exercised. After the closing of the Arrangement, each exchangeable share has become exchangeable for one share of Common Stock of the Company and while outstanding, the Special Voting Share enables holders of exchangeable shares to cast votes on matters for which holders of the Common Stock are entitled to vote, and by virtue of the share terms relating to the exchangeable shares, to receive dividends that are economically equivalent to any dividends declared with respect to the shares of Common Stock. The foregoing is only a brief description of the material terms of the Certificate of Designation and does not purport to be a complete description of the rights and obligations thereunder. Such description is qualified in its entirety by reference to the Certificate of Designation, which is attached to the Current Report on Form 8-K filed with the SEC on December 20, 2021. As of December 9, 2022, there was one Special Voting Share authorized and outstanding.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our Common Stock.

Bylaws. Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of Common Stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Indemnification

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Peraso Inc., a Delaware corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also states that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of our directors. To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to us, our stockholders, and others.

As permitted by our Certificate of Incorporation and the DGCL, our Bylaws provide that we shall indemnify our directors and officers against actions by third parties, and that we shall indemnify our directors, officers and employees against actions brought by or on behalf of the Company. The Bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. We have also entered into indemnification agreements with our officers and directors. No material amounts related to these indemnifications are reflected in our consolidated financial statements for the years ended December 31, 2021 or 2020.

The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

SELLING STOCKHOLDER

The 3,675,000 shares of Common stock being registered for resale hereby are issuable upon exercise of the Purchase Warrants that were issued to Armistice Capital Master Fund Ltd, also referred to herein as the Selling Stockholder. For additional information regarding the issuance of those Purchase Warrants, see “Private Offering of Purchase Warrants” above. We are registering the shares of Common Stock issuable upon exercise of the Purchase Warrants in order to permit the Selling Stockholder to offer the shares for resale from time to time. The Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by such Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of the Purchase Warrants, as of December 9, 2022, assuming exercise of the Purchase Warrants held by such Selling Stockholder on that date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder.

In accordance with the terms of a registration rights agreement with the Selling Stockholder this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Purchase Warrants, determined as if the outstanding Purchase Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Purchase Warrants. The fourth column assumes the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Purchase Warrants, the Selling Stockholder may not exercise the Purchase Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Purchase Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering
Armistice Capital Master Fund Ltd. (1)	2,310,000	3,675,000	2,310,000

(1)

The shares are directly held by Armistice and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.

The number of shares beneficially owned includes (i) 1,150,000 shares of Common Stock and issuable upon the exercise of the Pre-Funded Warrants and (ii) 3,675,000 shares of Common Stock issuable upon the exercise of the Purchase Warrants, which will be exercisable beginning six months and one day from the date of the Purchase Agreement. Armistice is prohibited from exercising any portion of a warrant and that would result in Armistice owning a percentage of our outstanding Common Stock exceeding the ownership limitations contained within each instrument (9.99% and 4.99%, respectively) after giving effect to the issuance of Common Stock in connection with Armistice’s exercise. The shares owned before and after this offering assumes the exercise of all warrants held by Armistice, notwithstanding the existence of the beneficial ownership limitations described above. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with such Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify each Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by a Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Company Standstill

From the date of the Purchase Agreement until 90 days after the Closing Date, the provisions of the Purchase Agreement generally prohibit us from issuing or agreeing to issue shares of Common Stock or common stock equivalents other than under equity compensation plans, outstanding rights to acquire Common Stock or common stock equivalent, or in connection with certain strategic transactions.

Pursuant to the terms of the Purchase Agreement, we are also prohibited from (i) entering into an at-the-market, or ATM, offering, that is an offering of Common Stock into its existing trading market for the Common Stock at a price or prices related to the then-market price of the Common Stock, within six months after the date of the Purchase Agreement and (ii) issuing or agreeing to issue shares of Common Stock or common stock equivalents that are variable until the earlier of 12 months after the date of the Purchase Agreement or the date the investor no longer holds any Pre-Funded Warrants or Purchase Warrants.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2021 and 2020 incorporated in this Registration Statement on Form S-1 by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.peraso.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Peraso Inc.

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

Attention: James Sullivan, Chief Financial Officer

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022;

●	our Definitive Proxy Statement on Schedule 14A relating to our 2022 Annual Meeting of Stockholders, filed with the SEC on November 30, 2022;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022 filed with the SEC on May 13, 2022 August 15, 2022, and November 14, 2022, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 25, 2022, March 8, 2022, March 10, 2022, April 29, 2022, May 9, 2022, August 8, 2022, August 15, 2022, November 15, 2022 and November 30, 2022; and

●	the description of our Common Stock contained in the “Description of Securities” filed as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Peraso Inc., Attention: James Sullivan, Chief Financial Officer, 2309 Bering Dr., San Jose, California 95131, Tel: (408) 418-7500.

3,675,000 Shares of Common Stock issuable upon exercise of the Purchase Warrants

_____________, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be paid
SEC registration fee	$550.77
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	$2,000.00
Total	$17,550.77

ITEM 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Peraso Inc., a Delaware corporation (the “Company”).

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s Certificate of Incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of its directors shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also states that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of its directors. To the extent permitted by applicable law, the Company is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Company, its stockholders, and others.

As permitted by the Company’s Certificate of Incorporation and the DGCL, the Company’s Bylaws provide that the Company shall indemnify its directors and officers against actions by third parties, and that the Company shall indemnify its directors, officers and employees against actions brought by or on behalf of the Company. The Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at the Company’s request. The Company has obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

The Company has entered into agreements with each of its directors and executive officers that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by the Company or in the Company’s right, arising out of the person’s services as a director or officer of the Company or any other company or enterprise to which the person provides services at the Company’s request.

ITEM 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by the Company since January 1, 2019 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by the Company for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

1.	On February 1, 2021, the Company issued 42,672 shares of Common Stock valued at $139,964 to the holder of the Senior Secured Convertible Notes due August 15, 2023 in settlement of the accrued interest for the six month period ended February 15, 2021. Such shares were issued in a private placement transaction that was exempt from the registration requirements under the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

2.	On December 17, 2021 (the “Closing Date”), pursuant to the terms and conditions of that certain Arrangement Agreement, dated September 14, 2021, as amended (the “Arrangement Agreement”), an aggregate of 9,295,097 exchangeable shares and 3,558,151 shares of Common Stock were issued to the former stockholders of Peraso Technologies Inc. (“Peraso”). Of such shares, pursuant to the terms of the Arrangement Agreement, the Company held in escrow an aggregate of 1,312,878 exchangeable shares and 502,567 shares of Common Stock (collectively, the “Earnout Shares”). The Earnout Shares are escrowed pursuant to the terms of an escrow agreement on a pro rata basis from the aggregate consideration received by the Peraso stockholders, subject to the offset by the Company for any losses in accordance with the Arrangement Agreement. Such Earnout Shares shall be released, subject to any offset claim, upon the satisfaction of the earlier of: (a) any date following the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date where the volume weighted average price of the Common Stock for any 20 trading days within a period of 30 consecutive trading days is at least $8.57 per share, subject to adjustment for stock splits or other similar transactions; (b) the date of any sale of all or substantially all of the assets or shares of the Company; or (c) the date of any bankruptcy, insolvency, restructuring, receivership, administration, wind-up, liquidation, dissolution, or similar event involving the Company. All and any voting rights and other stockholder rights, other than with respect to dividends and distributions, with respect to the Earnout Shares are suspended until the Earnout Shares are released from escrow.

The issuance of (i) the shares of Common Stock to those Peraso stockholders that elected to receive or otherwise will receive shares of Common Stock in connection with the Arrangement Agreement and (ii) the exchangeable shares to those Peraso stockholders that elected to receive exchangeable shares in connection with the Arrangement Agreement were issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act pursuant to the approval of the terms and conditions of the issuance and exchange of such securities by the Ontario Superior Court of Justice (Commercial List) by the final order issued and entered on November 26, 2021.

3.	On November 28, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Armistice Capital Master Fund Ltd. (the “Purchaser”), pursuant to which the Company agreed to offer and sell to the Purchaser, in a registered direct offering, an aggregate of 1,300,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), at a negotiated purchase price of $1.00 per share. The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 1,150,000 shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock at the Purchaser’s election. Each Pre-Funded Warrant is exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant was $0.99, and the exercise price of each Pre-Funded Warrant is $0.01 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Shares, the Pre-Funded Warrants and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (No. 333-258386), which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on August 9, 2021 (the “Registration Statement”) and a corresponding prospectus supplement, dated November 28,2022.

In a concurrent private placement offering, the Company also issued to the Purchaser warrants (the “Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 3,675,000 shares of Common Stock (the “Purchase Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”). The Purchase Warrants will be exercisable beginning six months and one day from the date of the Purchase Agreement (the “Initial Exercise Date”) at an exercise price of $1.36 per share and will expire on the five-year anniversary of the Initial Exercise Date.

The closing of the offering occurred on November 30, 2022. The Company received gross proceeds of approximately $2.45 million in connection with the offering, before deducting placement agent fees and related offering expenses.

The Purchase Warrants and the Purchase Warrant Shares were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of Warrant Shares on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securites Act.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

2.1(1)**	Arrangement Agreement with Peraso Technologies Inc.
2.2(2)	First Amending Agreement dated October 21, 2021
3.1(3)	Restated Certificate of Incorporation of the Company
3.1.1(4)	Certificate of Amendment to Restated Certificate of Incorporation of the Company
3.1.2(5)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Peraso Inc., filed with the Secretary of State of the State of Delaware on August 27, 2019
3.1.3(6)	Certificate of Amendment to Articles of Incorporation (Name Change)
3.1.4(7)	Certificate of Designation of Series A Special Voting Preferred Stock
3.2(8)	Amended and Restated Bylaws of the Company
4.1(9)	Specimen Common Stock Certificate
4.2(10)	Form of Common Stock Purchase Warrant
4.3(11)	Form of Securities Purchase Agreement
4.5(12)	Form of Common Stock Purchase Warrant
4.6(13)	Description of Securities
4.7.1(14)*	Peraso Inc. 2010 Amended and Restated Equity Incentive Plan
4.7.2(15)*	Amended and Restated Peraso Inc. 2019 Stock Incentive Plan
4.8.1(16)	Form of Agreement for Stock Option Grant pursuant to the Peraso Inc. Amended and Restated 2010 Equity Incentive Plan
4.8.2(17)	Form of Notice of Grant of Stock Option Award and Agreement pursuant to the Peraso Inc. 2019 Stock Incentive Plan
4.9.1(18)	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the Peraso Inc. Amended and Restated 2010 Equity Incentive Plan
4.9.2(19)	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the Peraso Inc. 2019 Stock Incentive Plan
4.10(20)*	Amended Peraso Technologies Inc. 2009 Share Option Plan
4.11(21)	Form of Pre-Funded Common Stock Purchase Warrant
4.12(22)	Form of Common Stock Purchase Warrant
5.1+	Opinion of Mitchell Silberberg & Knupp LLP
10.1(23)*	Employment offer letter agreement between the Company and James Sullivan dated December 21, 2007
10.2(24)*	Change-in-control Agreement between the Company and James Sullivan dated January 18, 2008
10.3(25)*	Form of Option Agreement for Stock Option Grant pursuant to 2010 Equity Incentive Plan
10.4(26)*	Form of Notice of Restricted Stock Unit Award and Agreement under the Peraso Inc. 2010 Amended and Restated Equity Incentive Plan
10.5(27)*	Form of New Employee Inducement Grant Stock Option Agreement (revised February 2012)
10.6(28)	Form of Indemnification Agreement used from June 2012 to present
10.7(29)	Sublease Agreement with Cyren, Inc. dated October 3, 2017
10.8(30)*	Executive Change-in-Control and Severance Policy
10.9(31)*	Employment offer letter agreement between the Company and Daniel Lewis dated August 8, 2018

10.10(32)	Securities Purchase Agreement
10.11(33)	Securities Purchase Agreement
10.12(34)	Sublease Addendum #2 to the Lease between Cyren Ltd. and Peraso Inc., dated September 30, 2020, by and between Peraso Inc., and Cyren Ltd.
10.13(35)	Form of Lock-Up Agreement
10.14(36)	Intercompany Services Agreement
10.15(37)*	Employment Agreement (Ronald Glibbery)
10.16(38)*	Amendment to offer of employment between the Company and Daniel Lewis dated April 25, 2022
10.17(39)*	Amendment to offer of employment between the Company and James Sullivan dated April 25, 2022
10.18(40)*	Amendment to employment agreement between Peraso Technologies Inc. and Brad Lynch dated April 25, 2022
10.19(41)**	Technology License and Patent Assignment Agreement By and Between Intel Corporation and Peraso Inc. dated August 5, 2022
10.20(42)**	Form of Securities Purchase Agreement
10.21(43)	Form of Registration Rights Agreement
21.1(44)	List of Subsidiaries
23.1+	Consent of Independent Registered Public Accounting Firm-Weinberg & Co., P.A.
23.2+	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
104+	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107+	Filing fee table

(1)	Incorporated by reference to the same-numbered exhibit to Form 8-K, filed by the Company on September 15, 2021 (Commission File No. 000-32929).
(2)	Incorporated by reference to Exhibit 2.1 to Form 8-K, filed by the Company on October 22, 2021 (Commission File No. 000-32929)
(3)	Incorporated by reference to Exhibit 3.6 to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929)
(4)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on February 14, 2017 (Commission File No. 000-32929).
(5)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on August 27, 2019 (Commission File No. 000-32929).
(6)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on December 20, 2021 (Commission File No. 000-32929).
(7)	Incorporated by reference to Exhibit 3.2 to Form 8-K filed by the Company on December 20, 2021 (Commission File No. 000-32929).
(8)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on November 23, 2021 (Commission File No. 000-32929).
(9)	Incorporated by reference to Exhibit 4.1 to Form 10-K filed by the Company on March 31, 2022 (Commission File No. 000-32929).
(10)	Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on June 30, 2017 (Commission File No. 000-32929).
(11)	Incorporated by reference to Exhibit 10.1 to Form 8-K filed by the Company on June 30, 2017 (Commission File No. 000-32929).
(12)	Incorporated by reference to Exhibit 4.6 to Form 8-K filed by the Company on October 3, 2018 (Commission File No. 000-32929).

(13)	Incorporated by reference to Exhibit 4.6 to Form 10-K filed by the Company on March 31, 2022 (Commission File No. 000-32929).
(14)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on August 27, 2019 (Commission File No. 000-32929).
(15)	Incorporated by reference to Exhibit 4.2 to Form S-8 filed by the Company on January 7, 2022 (Commission File No. 333-262062).
(16)	Incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-8, filed July 28, 2010 (Commission File No. 333-168358).
(17)	Incorporated by reference to Exhibit 4.10 to the Company’s Current Report on Form S-8, filed on November 13, 2019 (Commission File No. 000-32929).
(18)	Incorporated by reference to Exhibit 10.23 to the Company’s Form 10-Q filed on August 8, 2013 (Commission File No. 000-32929).
(19)	Incorporated by reference to Exhibit 4.10 to the Company’s Current Report on Form S-8, filed November 13, 2019 (Commission File No. 000-32929).
(20)	Incorporated by reference to Exhibit 4.5 to the registration statement on Form S-8 filed by the Company on January 7, 2022 (Commission File No. 333-262062).
(21)	Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on November 30, 2022 (Commission File No. 000-32929).
(22)	Incorporated by reference to Exhibit 4.2 to Form 8-K filed by the Company on November 30, 2022 (Commission File No. 000-32929).
(23)	Incorporated by reference to Exhibit 10.26 to Form 10-K filed by the Company on March 17, 2008 (Commission File No. 000-32929).
(24)	Incorporated by reference to Exhibit 10.27 to Form 10-K filed by the Company on March 17, 2008 (Commission File No. 000-32929).
(25)	Incorporated by reference to Exhibit 4.10 to Form S-8 filed by the Company on July 28, 2010 (Commission File No. 333-168358).
(26)	Incorporated by reference to Exhibit 4.8 to Form S-8 filed by the Company on June 5, 2009 (Commission File No. 333-159753).
(27)	Incorporated by reference to Exhibit 10.19 to Form 10-K filed by the Company on March 15, 2012 (Commission File No. 000-32929).
(28)	Incorporated by reference to Exhibit 10.22 to Form 10-Q filed by the Company on August 9, 2012 (Commission File No. 000-32929).
(29)	Incorporated by reference to Exhibit 99.2 to Form 10-Q filed by the Company on November 14, 2017 (Commission File No. 000-32929).
(30)	Incorporated by reference to Exhibit 99 to Schedule TO filed by the Company on July 26, 2016 (Commission File No. 005-78033).
(31)	Incorporated by reference to Exhibit 10.28 to Form S-1/A filed by the Company on September 17, 2018 (Commission File No. 333-225193).
(32)	Incorporated by reference to Exhibit 10.26 to Form 8-K filed by the Company on October 3, 2018 (Commission File No. 000-32929).
(33)	Incorporated by reference to Exhibit 10.1 to Form 8-K filed by the Company on April 17, 2020 (Commission File No. 000-32929).
(34)	Incorporated by reference to Exhibit 10.21 to Form 10-K filed by the Company on March 18, 2021 (Commission File No. 000-32929).
(35)	Incorporated by reference to Exhibit 10.1 to Form 8-K filed by the Company on December 20, 2021 (Commission File No. 000-32929).
(36)	Incorporated by reference to Exhibit 10.2 to Form 8-K filed by the Company on December 20, 2021 (Commission File No. 000-32929).
(37)	Incorporated by reference to Exhibit 10.3 to Form 8-K filed by the Company on December 20, 2021 (Commission File No. 000-32929).
(38)	Incorporated by reference to Exhibit 10.1 to Form 10-Q filed by the Company on August 15, 2022 (Commission File No. 000-32929).
(39)	Incorporated by reference to Exhibit 10.2 to Form 10-Q filed by the Company on August 15, 2022 (Commission File No. 000-32929).
(40)	Incorporated by reference to Exhibit 10.3 to Form 10-Q filed by the Company on August 15, 2022 (Commission File No. 000-32929).
(41)	Incorporated by reference to Exhibit 10.1 to Form 10-Q filed by the Company on November 14, 2022 (Commission File No. 000-32929).
(42)	Incorporated by reference to Exhibit 10.1 to Form 8-K filed by the Company on November 30, 2022 (Commission File No. 000-32929).
(43)	Incorporated by reference to Exhibit 10.2 to Form 8-K filed by the Company on November 30, 2022 (Commission File No. 000-32929).
(44)	Incorporated by reference to Exhibit 21.1 to Form 10-K filed by the Company on March 31, 2022 (Commission File No. 000-32929).
+	Filed herewith.
*	Management contract, compensatory plan or arrangement.
**	Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

ITEM 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 15, 2022.

PERASO INC.

By:	/s/ James Sullivan
James Sullivan
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ronald Glibbery and James Sullivan and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Glibbery	Chief Executive Officer and Director	December 15, 2022
Ronald Glibbery	(principal executive officer)

/s/ James Sullivan	Chief Financial Officer	December 15, 2022
James Sullivan	(principal financial and accounting officer)

/s/ Daniel Lewis	Director	December 15, 2022
Daniel Lewis

/s/ Ian McWalter	Director	December 15, 2022
Ian McWalter

/s/ Andreas Melder	Director	December 15, 2022
Andreas Melder

/s/ Robert Y. Newell	Director	December 15, 2022
Robert Y. Newell